Exhibit 99.5

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), dated as of October 10, 2025 (the “Effective Date”), is entered into by and between Satoshi Kobayashi (“Grantor”), Chief Executive Officer of Earlyworks Co., Ltd., a stock company incorporated in Japan pursuant to the laws of Japan (the “Company”) on the one hand, and North York LTD (“Grantee”), on the other hand.

RECITALS

WHEREAS, on the date hereof, Grantor beneficially holds 9,462,265 ordinary shares (the “Ordinary Shares”), of the Company; and

WHEREAS, Grantor desires to grant to Grantee, and Grantee desires to receive from Grantor, an irrevocable option (the “Option”) to purchase an aggregate of 1,000,000 American Depositary Shares, each representing five (5) Ordinary Shares (the “Option ADS(s)”), on the terms and conditions set forth herein.

WHEREAS, Grantor and Grantee are entering into this Agreement as individuals and not as representatives or agents of the Company or any third party.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GRANT OF OPTION

1.1 Grant of Option. Grantor hereby grants to Grantee the Option, in exchange for a one-time payment of $100 (the “Option Fee”). For the avoidance of doubt, the Option Fee shall not be refundable.

1.2 Term and Exercise of Option.

(a) Term of Option. The term of the Option (the “Option Term”) shall commence on the Effective Date and shall terminate on the date of the 2025 annual meeting of shareholders of the Company.

(b) Exercise of Option. The Option may be exercised in part or in full at once or from time to time, for all the Option ADS(s) or any portion thereof, at the discretion of Grantee, at any time during the Option Term by providing written notice of exercise and payment of the Exercise Price (as defined below) to Grantor.

(c) Exercise Price. The exercise price payable upon full or partial exercise of the Option shall be equal to $3.00 per Option ADS (as may be adjusted from time to time pursuant to Section 1.3) (the “Exercise Price”). The sum of the total Exercise Price and the Option Fee is referred to herein as the “Option Cost.”

(d) Fee from Grantor to Alexander Capital. If any or all of the Option is exercised by Grantee, Grantor shall pay a fee to Alexander Capital, L.P. (“Alexander Capital”) equal to 4% of the Option Cost of the amount exercised.

1.3 Adjustment to Prevent Dilution. In the event of any change in the Company’s capital stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination, exchange or similar occurrence, the term “Option ADS(s)” shall be deemed to refer to and include the Option ADS(s) as well as all such stock dividends and distributions and any shares into which or for which any or all of the Option ADS(s) may be changed or exchanged.

1.4 Transfer of Option. Grantee may transfer the Option or any remaining portion thereof in its sole discretion.

1.5 Non-Transferability of Option Shares. Absent the prior written consent of Grantee and except as provided in Section 1.6 below, Grantor shall not, during the Option Term, (a) sell, convey, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (including by gift) any of the Option ADS(s), (b) deposit the Option ADS(s) into a voting trust, enter into any voting arrangement or understanding, or otherwise transfer the right to vote the Option ADS(s), (c) issue any option, right of first refusal or any other right with respect to the Option ADS(s), (d) solicit any proposal to acquire the Option ADS(s), (e) disclose any non-public information about the Company including proprietary and confidential information, or (f) enter into any agreement, or option or other contingent commitment, to do any of the foregoing. During the Option Term, Grantor shall in good faith take any action reasonably requested by Grantee to preserve or exercise Grantee’s rights under the Option. Any award to Grantee for Grantor’s breach of this Section 1.5 will be limited to monetary damages and will not include an injunction or other equitable remedy other than a direction for Grantor to pay Grantee a monetary amount.

1.6 Irrevocable Proxy.

(a) After the Effective Date, Grantor hereby irrevocably appoints and constitutes the Grantee (the “Proxy”), as the sole and exclusive proxy of Grantor, with full power of substitution and re-substitution, to vote the Options ADS(s), including all underlying Ordinary Shares (collectively, the “Subject Shares”), during the Option Term, to the full extent of Grantor’s rights with respect to the Subject Shares, subject to the limitations set forth in this Section 1.6. Grantor shall retain the right to vote the Subject Shares that Grantee is unable to vote as a result of the limitations set forth in this Section 1.6. The number of Option ADS(s) Grantee and Grantor may vote for matters submitted to Company stockholders will be calculated immediately prior to each record date set during the Option Term. Grantee and Grantor will seek to have any such calculation reviewed and approved by the Company.

(b) Each proxy provided for in this Section 1.6 is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, and is granted solely in connection with the grant of the Option. Proxy is hereby authorized and empowered by Grantor at all times during the Option Term to act as Grantor’s proxy to vote the Subject Shares and to exercise all voting rights (and other rights ancillary thereto) of Grantor with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents with respect to the Subject Shares pursuant to the laws of the State of New York) at every meeting of the shareholders of the Company and in every written consent in lieu of such a meeting, or otherwise, with respect to any and all matters. The proxy set forth in this Section 1.6 shall expire upon the expiration of the Option Term.

(c) In the event that any provision of this Section 1.6 becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, the proxy provided for in this Section 1.6 shall continue in full force and effect without said provision. In such event, Grantor and Proxy shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects the intent of such parties with respect to the proxy provided for in this Section 1.6.

(d) All authority herein conferred shall survive the death or incapacity of Grantor pursuant to the terms hereof and any obligation of Grantor hereunder shall be binding upon Grantor’s heirs, personal representatives, successors and assigns.

2. REPRESENTATIONS AND WARRANTIES OF GRANTOR

Grantor hereby represents and warrants to Grantee as follows:

2.1 Ownership; Transfer. Grantor is the current sole owner of all right, title and interest in the Ordinary Shares and holds the Ordinary Shares free and clear of all liabilities, liens, encumbrances, pledges, voting trusts or shareholder agreements, restrictions on transfer or other charges (“Liens”). Upon transfer of the Ordinary Shares underlying the Option ADS(s) from Grantor to Grantee, Grantee will acquire good and marketable title to the Ordinary Shares, free and clear of any Liens.

2.2 Authorization. Grantor has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Grantor and constitutes Grantor’s valid and binding obligation, enforceable in accordance with its terms.

2.3 Sufficiency of Information. Grantor is familiar with the business and financial condition of the Company. Grantor is satisfied by reason of his own knowledge and investigation, and not in reliance on any express or implied representation of the Company or any of its other directors, officers, agents or affiliates, including Grantee, as to the granting of the Option at the price(s) specified herein. Grantor acknowledges that he has access to and has received sufficient information regarding the Company to evaluate fully the merits of his decision to grant the Option ADS(s) to Grantee, including having the opportunity to ask any questions and receive answers about the Company’s operations, results of operations, financial condition and prospects and such other information as Grantor deems appropriate. Grantor has carefully read this Agreement, has had an opportunity to consult with his attorney and financial advisors in connection with the execution thereof and fully understands the Agreement’s final and binding effect.

2.4 Sophisticated Grantor. Grantor has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Grantor acknowledges that he has full access to Company information which is or may be material, non-public, confidential or proprietary in nature (“Confidential Information”).

3. REPRESENTATIONS AND WARRANTIES OF GRANTEE

Grantee hereby represents and warrants to Grantor as follows:

3.1 Authorization. Grantee has the right, power and legal capacity and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly executed and delivered by Grantee and constitutes Grantee’s valid and binding obligation, enforceable in accordance with its terms.

3.2 Capacity. Grantee is entering into this Agreement in its respective capacity and not as an officer, director, agent or representative of the Company or any third party. The Company is neither a party to this Agreement nor a third party beneficiary.

4. GENERAL PROVISIONS

4.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

4.2 Third Party Beneficiary. Alexander Capital shall be an express third party beneficiary of the representations and warranties of the Grantor and Grantee under Sections 2 and 3 of this Agreement.

4.3 Further Assurances. Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

4.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

4.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to conflicts of laws principles.

4.6 Section Headings. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

4.7 Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GRANTEE: NORTH YORK LTD

By:	/s/ Ashwood Forbes
Name: Ashwood Forbes
Title: Director

GRANTOR:

/s/ Satoshi Kobayashi
Satoshi Kobayashi